EXHIBIT (H)(V)

                                     FORM OF
                          SHAREHOLDER SERVICE AGREEMENT

     This Shareholder Service Agreement is made as of ____ day of February, 2001, by and between Wilmington Trust Company (the "Company"), a Delaware state chartered bank, and WT Mutual Fund (the "Trust"), a Delaware business trust, on behalf of the portfolios listed on Schedule A hereto (each, a "Fund," and collectively, the "Funds").

     WHEREAS, the Trust is registered as an open-end investment management company under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust wishes to retain, on behalf of the Funds, the Company to provide certain shareholder services and administrative services to shareholders of the Institutional Class of shares of the Funds, and the Company is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.   SERVICE ARRANGEMENTS.

     1.1. The Company shall provide shareholder and administrative services for certain shareholders of the Funds. Such shareholder and administrative services include, without limitation, some or all of the following:
          (i) answering inquiries regarding the Funds; (ii) assistance in changing dividend options, account designations and addresses; (iii) assistance in processing purchase and redemption transactions; and
          (iv) such other information and services as the Funds may reasonably request, to the extent permitted by applicable statute, rule or regulation.

     1.2. The Company shall provide such facilities and personnel as is necessary or beneficial for providing information and services to shareholders of the Funds, and to assist the Funds in servicing such shareholders.

     1.3. Neither the Company nor any of its employees or agents are authorized to make any representation concerning shares of the Funds except those contained in the Funds' then-current prospectus; and the Company, in its capacity as described in this Agreement, shall have no authority to act as agent for the Funds.

2.   COMPENSATION.

     2.1. In consideration of the services and facilities described herein, the Company shall be entitled to receive from the Institutional class of shares of the Fund an annual fee ("Service Payment") equal to the amount set forth opposite such Fund's name in Schedule A hereto. The Service Payment will accrue daily and be paid


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          monthly by the Funds.

     2.2. The Company hereby represents that the Service Payment it is entitled to (i) shall be disclosed to its customers, (ii) will be authorized by its customers; and (iii) will not result in an excessive fee to the Company.

3. SUSPENSION AND WITHDRAW OF FUND SHARES. The Trust reserves the right, at the Trust's discretion and without notice, to suspend the sale of its shares or withdraw the sale of its shares of the Funds.

4.   TERMINATION.

     4.1. This Agreement may be terminated as to any Fund at any time (without payment of any penalty) by: (i) a majority of Trustees of the Trust (on not more than 60 days written notice to the Company); (ii) a vote of a majority of the outstanding voting securities of the Fund (on not more than 60 days written notice); or (iii) the Company (on 60 days notice to the Trust). The Trust may also terminate this Agreement for cause on violation by the Company of any of the provisions of this Agreement. The Trust's failure to terminate for any cause shall not constitute a waiver of its right to terminate at a later date for any such cause.

     4.2. This Agreement will automatically terminate in the event of its assignment.

5. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS OF THE TRUST. A copy of the Trust's Certificate of Trust is on file with the Secretary of State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees and not individually, and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually, but are binding only upon the assets and property of the Funds.

6. NOTICES. All communications shall be sent to the Funds and the Company at the following address, 1100 North Market Street, Wilmington, DE 19890-0001, addressed to the appropriate party.

7. GOVERNING LAW. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Delaware.

8. EFFECTIVE DATE. This Agreement shall become effective as of the date hereof.





                            [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS  WHEREOF,  the parties have caused this Agreement to be executed by their officers designated below as of the date hereof.

                                  WT MUTUAL FUND,
                                  on behalf of the portfolios listed on
                                  Schedule A

                                  By:_____________________________
                                  Name:    John R. Giles
                                  Title:   Vice President


                                  WILMINTON TRUST COMPANY

                                  By:_____________________________
                                  Name:    Robert J. Christian
                                  Title:   Senior Vice President

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                                   SCHEDULE A

                                       to

                         Shareholder Services Agreement

---------------------------------------------------------- -----------------------------------------------------------
FUND AND CLASS                                             FEE AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS
The Wilmington Prime Money Market Portfolio -                                        0.25%
Institutional Shares
The Wilmington Tax-Exempt Portfolio - Institutional                                  0.25%
Shares
The Wilmington U.S. Government Portfolio - Institutional                             0.25%
Shares
---------------------------------------------------------- -----------------------------------------------------------


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